TMC GROUP, INC. AND SUBSIDIARY
                (A Wholly-Owned Subsidiary of Robmar Corporation)

                        CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                     [LETTERHEAD OF M.R. WEISER & CO. LLP]


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder
TMC Group, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheet of TMC Group, Inc. and Subsidiary (a wholly-owned subsidiary of Robmar Corporation) (the "Company") as of December 31, 1995, and the related consolidated statements of income and accumulated deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMC Group, Inc. and Subsidiary (a wholly-owned subsidiary of Robmar Corporation) as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                       /s/ M.R. Weiser & Co. LLP
                                       -------------------------------------
                                       CERTIFIED PUBLIC ACCOUNTANTS

New York, N.Y.
March 25, 1996

                         TMC GROUP, INC. AND SUBSIDIARY
                (A Wholly-Owned Subsidiary of Robmar Corporation)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1995

                                     ASSETS

Current assets:
  Cash                                                              $     4,999
  Accounts receivable, net of allowance for doubtful
   accounts of $178,307                                               2,473,982
  Inventories (Notes 1 and 2)                                         2,865,737
  Prepaid expenses and other current assets                             507,116
  Due from affiliate (Note 10)                                           99,290
                                                                    -----------
     Total current assets                                             5,951,124

Property, plant and equipment (Notes 1 and 3)                         3,347,700
Patents and trademarks, net of accumulated amortization of $24,586       33,914
Deferred financing costs                                                 27,500
Due from parent                                                          40,562
Goodwill, net of accumulated amortization of $16,133                    225,867
                                                                    -----------

                                                                    $ 9,626,667
                                                                    ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Demand note payable, bank (Note 4)                                $ 3,206,060
  Current portion of long-term debt (Note 5)                            172,851
  Accounts payable                                                    1,831,701
  Accrued expenses                                                      290,779
                                                                    -----------
     Total current liabilities                                        5,501,391
                                                                    -----------

Long-term debt, net of current portion (Note 5)                       3,152,978
                                                                    -----------

Commitments and contingencies (Note 7)

Stockholder's equity: (Note 8)
  Common Class A stock, $1.00 par value;
    50,000 shares authorized;
    48,850 shares issued and outstanding
      (aggregate liquidation preference of $195,400)                     48,850
  Common Class B stock, $1.00 par value;
    100,000 shares authorized;
    93,900 shares issued and outstanding                                 93,900
  Additional paid-in capital                                          2,657,213
  Accumulated deficit                                                (1,827,665)
                                                                    -----------
     Total stockholder's equity                                         972,298
                                                                    -----------

                                                                     $9,626,667
                                                                     ==========


           See accompanying notes to consolidated financial statements

                         TMC GROUP, INC. AND SUBSIDIARY
                (A Wholly-Owned Subsidiary of Robmar Corporation)
            CONSOLIDATED STATEMENT OF INCOME AND ACCUMULATED DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Net sales                                                          $ 13,176,871

Cost of sales                                                         7,674,693
                                                                   ------------

Gross profit                                                          5,502,178

Selling, general and administrative expenses                          4,966,704
                                                                   ------------

Operating income                                                        535,474

Other income (expense):
  Interest                                                             (713,085)
  Miscellaneous                                                         218,256
                                                                   ------------

Income before provision for income taxes                                 40,645

Provision for income taxes                                                4,000
                                                                   ------------

Net income                                                               36,645

Deficit - beginning                                                  (1,864,310)
                                                                   ------------

Deficit - end                                                      $ (1,827,665)
                                                                   ============


           See accompanying notes to consolidated financial statements

                         TMC GROUP, INC. AND SUBSIDIARY
                (A Wholly-Owned Subsidiary of Robmar Corporation)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income                                                          $  36,645
  Adjustments to reconcile net income to net cash
    used in operating activities:
     Depreciation and amortization                                      297,999
     Bad debts                                                          118,507
     Changes in operating assets and liabilities, net of effects from purchase of Nuage Flowers, Inc.:
         Increase in accounts receivable                               (875,501)
         Increase in inventories                                       (156,366)
         Increase in prepaid expenses and other current assets         (186,745)
         Increase in other assets                                      (268,500)
         Increase in accounts payable                                   949,016
         Increase in accrued expenses                                    77,085
         Decrease in deferred compensation                              (22,778)
                                                                      ---------
Net cash used in operating activities                                   (30,638)
                                                                      ---------

Cash flows from investing activities:
  Payments for purchase of Nuage Flowers, Inc.                         (500,000)
  Acquisition of property and equipment                                 (99,808)
  Increase in due from parent                                           (33,097)
  Increase in due from affiliate                                        (99,290)
                                                                      ---------
Net cash used in investing activities                                  (732,195)
                                                                      ---------

Cash flows from financing activities:
  Repayments of long-term debt                                         (162,038)
  Proceeds from demand note payable                                     924,924
Net cash provided by financing activities                               762,886
                                                                      ---------
Net increase in cash                                                         53

Cash at beginning of year                                                 4,946
                                                                      ---------

Cash at end of year                                                   $   4,999
                                                                      =========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:
  Interest                                                            $ 700,751
                                                                      =========

  Taxes                                                               $   4,000
                                                                      =========


           See accompanying notes to consolidated financial statements

                         TMC GROUP, INC. AND SUBSIDIARY
                (A wholly-Owned Subsidiary of Robmar Corporation)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Business:

     TMC Group, Inc. and its wholly-owned subsidiary Illuminations, Inc. (the "Company") are engaged in the manufacture and distribution of gift and novelty items with sales primarily to retail establishments throughout the United States. TMC Group, Inc. and Subsidiary is a wholly-owned subsidiary of Robmar Corporation. Robmar Corporation is a wholly-owned subsidiary of AGP and Company, Inc.

     Basis of Consolidation:

     The consolidated financial statements include the accounts of TMC Group, Inc. and Illuminations, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

     Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Statement of Cash Flows:

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Inventories:

     Inventories are stated at the lower of first-in, first-out method (FIFO) cost or market.

     Prepaid Catalog Cost:

     Included in prepaid expenses and other current assets are the costs incurred in conjunction with the design and production of marketing catalogs. These costs are deferred and amortized over the estimated revenue producing lives of the respective catalogs. Amortization periods range from six to twelve months with amortization commencing upon the mailing of the catalogs. Unamortized prepaid catalog costs were approximately $291,000 at December 31, 1995.

     Depreciation and amortization:

     Depreciation and amortization is provided by the straight-line method over the estimated useful lives of the related assets as follows:

       Building and improvements                              5 - 40 years
       Machinery and equipment                                7 - 10 years
       Furniture and fixtures                                 3 - 7 years
       Computer equipment and software                        3 - 7 years
       Negatives, plates and dies                             3 - 7 years

     Expenditures for repairs and maintenance are charged to operations as incurred while renewals and betterments are capitalized.

     Deferred Costs:

     Deferred costs consisting of deferred financing costs, patents and trademarks and goodwill are being amortized over their estimated useful lives are as follows:

       Deferred financing costs (a)                            5 years
       Patents and trademarks                                 14 years
       Goodwill                                               15 years

       (a) Amortization commencing January 26, 1996.

2.   INVENTORIES:

     Inventories at December 31, 1995 consist of the following:

       Raw materials                                          $ 1,392,833
       Finished goods                                           1,472,904
                                                              -----------

                                                              $ 2,865,737
                                                              ===========

3.   PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1995 are carried at cost and consists of the following:

       Land                                       $   432,471
       Buildings and improvements                   3,359,025
       Machinery and equipment                        544,824
       Furniture and fixtures                         166,079
       Computer equipment and software(a)             590,667
       Negatives, plates and dies                     436,287
                                                  -----------
                                                    5,529,353
       Less accumulated depreciation and
        amortization                                2,181,653
                                                  -----------

                                                  $ 3,347,700
                                                  ===========

     (a) Machinery and equipment at December 31, 1995 included the following amounts held under capital lease:

          Telephone equipment                        $ 65,624
          Less accumulated depreciation                54,686
                                                     --------

                                                     $ 10,938
                                                     ========

4.   DEMAND NOTE PAYABLE, BANK:

     In 1994, the Company entered into a financing arrangement with a bank for a $4,000,000 revolving demand loan, carrying interest at the bank's base rate plus 1.5% per annum. Advances under this credit facility were limited under certain formulas contained in the agreement. The credit facility was collateralized by a first priority security interest in all corporate assets and was personally guaranteed (up to $500,000) by the President of the Company and a principal shareholder of AGP and Company, Inc. The Company is in violation of certain of the financial performance and ratio covenants contained in the agreement.

     On January 26, 1996, the Company refinanced its revolving demand loan with another financial institution whereby the financial institution purchases substantially all of the trade accounts receivables with full recourse to the Company. The financial institution may make revolving credit advances to the Company up to $4,000,000.

     Advances under the revolving line of credit can be made up to 85% of eligible accounts receivable and 40% of eligible inventories not to exceed $1,100,000, as defined under the agreement. The Company pays interest on the outstanding balance at 1 1/4% above the prime lending rate per annum. In addition, the Company pays a commission at the rate of 1.10% of the sales invoice amount. The financial institution has a security interest in all of the Company's inventories accounts receivables, general intangibles and other property.

5.   LONG-TERM DEBT:

     Long-term debt at December 31, 1995 consists of the following:

       Promissory note, dated February 1, 1993, is collateralized by a mortgage on certain real estate situated in New
         Hampshire and assignment of rents, if any, arising from
         the foregoing. The note is being repaid in monthly
         installments of principal and interest of approximately
         $41,800. Interest is based on the prime rate established
         by Chase Manhattan Bank (10.75% at December 31, 1995),
         with the final principal payment due in February 1998.      $ 3,309,323

     Capitalized lease obligations (see Note 3).                          16,506
                                                                     -----------
                                                                       3,325,829
     Less current maturities                                             172,851
                                                                     -----------

                                                                     $ 3,152,978
                                                                     ===========

     At December 31, 1995, approximate aggregate minimum principal amounts due under all long-term debt agreements are as follows:

               Year Ending
               December 31,                             Amount
               ------------                             ------

                   1996                              $   172,900
                   1997                                  156,200
                   1998                                2,996,700
                                                     -----------

                                                     $ 3,325,800
                                                     ===========

6.   CAPITAL LEASE OBLIGATION:

     The Company leases equipment under a capital lease agreement. The future minimum lease payments under this agreement at December 31, 1995 are as follows:

               Year Ending
               December 31,                                 Amount
               ------------                                 ------

                   1996                                     $ 17,124
                   Less amounts representing interest            618
                                                            --------

                   Present value of net minimum
                     lease payments                         $ 16,506
                                                            ========

7.   COMMITMENTS AND CONTINGENCIES:

     The Company leases certain equipment from unrelated parties under noncancellable operating lease agreements. Lease payments charged to operations totaled approximately $24,900.

     During 1993, the Company entered into a 6 year licensing agreement commencing during the 1995/1996 season, for the right to use 2 club seats in a preferred seating section of the New Boston Garden. Total fee obligations under this agreement are approximately $92,000. This agreement is subject to the substantial completion of the New Boston Garden by March 1996.

     Minimum annual rental payments under the above leases are as follows:

        Year Ending                          Licensing
        December 31,       Equipment         Agreement          Total
        ------------       ---------         ---------          -----

           1996             $ 25,815         $ 17,587          $  43,402
           1997               19,448           17,990             37,438
           1998               16,161           18,409             34,570
           1999               11,184           18,844             30,028
           2000                1,864           19,297             21,161
                            --------         --------          ---------
                            $ 74,472         $ 92,127          $ 166,599
                            ========         ========          =========

     The Company leases to unrelated parties a portion of its buildings under cancellable operating leases. Rental income was approximately $157,000 at December 31, 1995. (See Note 14).

     The Company entered into a royalty agreement with the former owners of Nuage Flowers, Inc. whereby the Company is required to pay 10% of net sales for the Nuage product line providing that the Company has exceeded specified minimum sales and a 35% gross profit margin. For 1995, the Company was not required to pay any royalties under this agreement. (See
     Note 13.) In addition, the Company has an oral agreement with the former owner of Illuminations to pay approximately 5% of the net gross profit from Illuminations. At December 31, 1995, the Company paid approximately $78,000 in royalty expense.

     The Company entered into a licensing agreement whereby the licensee has agreed to pay the Company a royalty of 5% of the selling price for each Le Pouf (a division of TMC Group, Inc.) machine they sold. At December 31, 1995, the Company has received approximately $3,800 in royalty income.

8.   STOCKHOLDER'S EQUITY:

     In the event of liquidation, an initial distribution of up to $4 per share will be made first to the holders of Common Class A stock. Amounts, if any, available for further distribution will then be shared pro rata between any Common Class A and B stockholders.

9.   INCOME TAXES:

     The Company participates in a consolidated federal income tax return with its parent. Income tax expense/benefit is allocated to the Company based on the Company's share of consolidated taxable income or losses.

     Deferred income taxes arise from temporary differences in the recognition of certain expenses for financial statement and income tax reporting purposes. The principal sources of these differences as of December 31, 1995, were net operating loss carryforwards, inventory reserves, depreciation, bad debt reserves and other nondeductible accruals. The Company has established a 100% valuation allowance for the net deferred tax asset of approximately $1,025,000, due to the uncertainty related to the realization of that asset. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     At December 31, 1995, the Company has net operating loss carryforwards of approximately $3,058,000 available to offset future taxable income. The carryforwards expire in the years 2003 to 2008.

     For the year ended December 31, 1995, the Company utilized approximately $40,000 of the net operating loss carryforwards. The tax benefit derived from the utilization of this net operating loss carryforward is insignificant and has not been reflected on the financial statements at December 31, 1995.

10.  RELATED PARTY TRANSACTIONS:

     On February 9, 1995, Robmar Corporation, the parent, formed a wholly-owned subsidiary, The Wedding Co., Inc. ("The Wedding Co."), pursuant to the laws of the State of Delaware. The Wedding Co. operates as a manufacturing facility located in Puerto Rico. It produces certain products for which the Company provides the necessary raw materials. The Company is paying for some of the costs of The Wedding Co. At December 31, 1995, the Company had a loan receivable from The Wedding Co. totaling $99,290.

     In addition, the Company has a loan receivable from the parent at December 31, 1995 in the amount of $40,562 representing temporary loans and advances. This loan is non-interest bearing.

11.  PROFIT-SHARING RETIREMENT TRUST:

     The Company has a profit sharing plan under section 401(k) of the Internal Revenue Code (IRC). The plan covers substantially all employees. Eligible employees are permitted to contribute a portion of their gross compensation based on prescribed IRS limits. The Company's matching contribution is determined annually by the Board of Directors. These matching contributions vest to employees over a five year period. In addition to the above-mentioned employer matching contributions, the Company will make an annual contribution in an amount to be determined by its Board of Directors. Company contributions for 1995 amounted to $4,844.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The amounts included in the balance sheet at December 31, 1995 for cash, accounts receivable, due from affiliate and parent, demand note payable - bank, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The carrying value of long-term debt approximates the estimated fair value because the long-term debt is at interest rates comparable to notes currently available to the Company for debt with similar terms and remaining maturities.

13.  ACQUISITION:

     On January 18, 1995, the Company acquired in a business combination certain assets and assumed certain liabilities of Nuage Flowers, Inc. for a total purchase price, including assumed liabilities, equal to $500,000. The acquisition was accounted for as a purchase whereby the results of operations of Nuage Flowers, Inc. is included in the accompanying financial statements since the date of acquisition. Allocation of the purchase price is as follows:

                 Item                                        Amount
                 ----                                        ------

              Fixed assets                                 $  33,000
              Inventory                                      150,760
              Receivables                                     64,240
              Goodwill                                       242,000
              Trademarks                                       5,000
              Other assets                                     5,000
                                                           ---------

                                                           $ 500,000
                                                           =========

     The purchase price consists of the following:

              Assumed trade payables                       $ 199,188
              Payment of bank loan                           101,146
              Cash at closing                                199,666
                                                           ---------
                                                           $ 500,000
                                                           =========

     The Company acquired certain patents in connection with this acquisition. The Company will pay the seller a royalty, based upon net sales, through December 31, 2001. Total royalty payments shall not exceed $1,500,000. (See
     Note 7.) In addition, the Company entered into an employment agreement with the seller for a period of five years commencing on the effective date. Compensation during the employment term shall be in the amount of $75,000 per annum.

14.  SUBSEQUENT EVENT:

     On February 2, 1996, the Company sold a building for $1,500,000 of which $1,400,000 of the proceeds was used to pay down its long-term debt.

                                 TMC GROUP, INC.
                          (A Wholly-Owned subsidiary of
                               Robmar Corporation)

                        CONSOLIDATED FINANCIAL STATEMENTS


                                December 31, 1994

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Independent Auditors' Report                                                1

Consolidated Balance Sheet as of
  December 31, 1994 and 1993                                                2

Consolidated statements of Current Loss
  and Accumulated Deficit for the year
  ended December 31, 1994 and for the eight months
  ended December 31, 1993                                                   3

Consolidated Statement of Cash Flows for the year
  ended December 31, 1994 and for the eight months
  ended December 31, 1993                                                   4

Notes to Consolidated Financial Statements for the year
  ended December 31, 1994 and for the eight months
  ended December 31, 1993                                                  5-14

                    [LETTERHEAD OF SHAPIRO, WEISS & COMPANY]


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholder
TMC Group, Inc.

     We have audited the accompanying consolidated balance sheet of TMC Group, Inc. (a wholly-owned subsidiary of Robmar Corporation) as of December 31, 1994, and the related consolidated statements of current loss, accumulated deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of TMC Group, Inc. as of December 31, 1993, were audited by other auditors whose report dated August 5, 1994, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully discussed in Note 9, Robmar Corporation (the Parent) incurred approximately $1,000,000 of debt when it acquired the Company in May, 1986. The debt is not reflected in the accompanying financial statements of the Company.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMC Group, Inc. (a wholly-owned subsidiary of Robmar corporation) as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company continues to incur operating losses and has an accumulated deficit of approximately $1,860,000 as of December 31, 1994. The continued losses have resulted in the Company's inability to meet certain financial performance and ratio covenants under its revolving credit facility. The bank has indicated that it will not grant a waiver of these defaults (see Note 2). Management's plans are described in Note
12. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                       /s/ Shapiro, Weiss & Company


March 10, 1995, except for Note 2
  for which the date is April 5, 1995

                                 TMC GROUP, INC.
                (A wholly-owned Subsidiary of Robmar Corporation)

                           CONSOLIDATED BALANCE SHEET

                           December 31, 1994 and 1993


                                     ASSETS

                                                           1994          1993
                                                           ----          ----

Current assets:
  Cash and cash equivalents                             $    4,946    $      760
  Accounts receivable, net of allowance
    for doubtful accounts of $92,000 and
    $74,500 in 1994 and 1993, respectively               1,652,748     1,140,127
  Inventories                                            2,316,611     2,799,511
  Prepaid expenses and other current assets                320,371       434,836
                                                        ----------    ----------
        Total current assets                             4,294,676     4,375,234
                                                        ----------    ----------
Property, plant and equipment:
  Land                                                     432,471       432,471
  Buildings                                              3,333,501     3,329,081
  Equipment and vehicles                                 1,237,932     1,214,622
  Negatives, plates and dies                               392,642       347,533
                                                        ----------    ----------
                                                         5,396,546     5,323,707
  Less accumulated depreciation and amortization         1,909,331     1,630,540
                                                        ----------    ----------
                                                         3,487,215     3,693,167
                                                        ----------    ----------

Other assets:
  Patents and trademarks, net                                4,790         4,910
  Deferred financing costs, net                             29,667        41,534
  Due from parent                                            7,465         --
                                                        ----------    ----------
                                                            41,922        46,444
                                                        ----------    ----------

                                                        $7,823,813    $8,114,845
                                                        ==========    ==========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current portion of long-term debt                 $   150,905     $   162,753
  Demand note payable, bank                           2,281,136       1,824,312
  Accounts payable                                      882,685       1,571,376
  Accrued expenses                                      213,694         310,325
                                                    -----------     -----------
          Total current liabilities                   3,528,420       3,868,766
                                                    -----------     -----------
Long-term debt, net of current portion                3,336,962       3,480,066
                                                    -----------     -----------

Deferred compensation                                    22,778          41,840
                                                    -----------     -----------

Commitments and contingencies

Stockholder's equity:
  Common Class A stock, $1.00 par value;
    50,000 shares authorized;
    48,850 shares issued and outstanding                 48,850          48,850
  Common Class B stock, $1.00 par value;
    100,000 shares authorized;
    93,900 shares issued and outstanding                 93,900          93,900
  Additional paid-in capital                          2,657,213       2,657,213
  Accumulated deficit                                (1,864,310)     (1,699,005)
  Due from parent                                          --          (376,785)
                                                    -----------     -----------
          Total stockholder's equity                    935,653         724,173
                                                    -----------     -----------

                                                    $ 7,823,813     $ 8,114,845
                                                    ===========     ===========


                      "See Independent Auditors' Report."

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                                 TMC GROUP, INC.
                (A wholly-owned Subsidiary of Robmar Corporation)

         CONSOLIDATED STATEMENTS OF CURRENT LOSS AND ACCUMULATED DEFICIT

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


                                  CURRENT LOSS

                                                      1994              1993
                                                      ----              ----

Net sales                                        $ 10,789,954      $  6,749,939
Cost of sales                                       6,164,816         4,127,441
                                                 ------------      ------------
Gross profit                                        4,625,138         2,622,498

Selling, general and administrative
  expenses                                          4,628,879         3,293,123
                                                 ------------      ------------

Loss before other income
  (expense) and income taxes                           (3,741)         (670,625)
                                                 ------------      ------------

Other income (expense):
  Interest expense                                   (612,820)         (325,601)
  Miscellaneous                                       462,375           277,066
                                                 ------------      ------------
                                                     (150,445)          (48,535)
                                                 ------------      ------------

Loss before income taxes                             (154,186)         (719,160)

Income tax benefit (expense)                          (11,119)           27,787
                                                 ------------      ------------

Net loss                                         $   (165,305)     $   (691,373)
                                                 ============      ============

                              ACCUMULATED DEFICIT

Balance at beginning of year                     $ (1,699,005)     $ (1,007,632)

Net loss                                             (165,305)         (691,373)
                                                 ------------      ------------

Balance at end of year                           $ (1,864,310)     $ (1,699,005)
                                                 ============      ============


                       "See Independent Auditors' Report."

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                                 TMC GROUP, INC.
                (A Wholly-owned Subsidiary of Robmar Corporation)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                  For the year ended December 31, 1994 and for
                    the eight months ended December 31, 1993

                                                          1994           1993
                                                          ----           ----

Cash flows from operating activities:
  Net loss                                             $(165,305)     $(691,373)
  Adjustments to reconcile net
    loss to net cash flows provided
    by (used in) operating activities:
    Depreciation and amortization                        290,778        200,893
    Deferred income taxes                                   --          (12,478)
    Forgiveness of debt                                 (123,000)          --

  (Increase) decrease in operating
    assets:
    Accounts receivable, net                            (512,621)       903,809
    Inventories                                          482,900        145,012
    Prepaid expenses and other
      current assets                                     114,465         38,836

  Increase (decrease) in operating
    liabilities:
    Accounts payable                                    (565,691)       304,069
    Accrued expenses                                     (96,631)        16,993
    Deferred compensation                                (19,062)       (48,455)
                                                       ---------      ---------
        Net cash flows provided by
          (used in) operating activities                (594,167)       857,306
                                                       ---------      ---------

Cash flows from investing activities-
  Purchase of property, plant and
    equipment                                          $ (72,839)     $(105,752)
                                                       ---------      ---------

Cash flows from financing activities:
  Demand note payable, bank                            $ 456,824      $(635,324)
  Payments of long-term debt                            (154,952)      (115,726)
  Due to/from parent, net                                369,320         (1,906)
                                                       ---------      ---------
        Net cash flows provided by
          (used in) financing activities                 671,192       (752,956)
                                                       ---------      ---------

Increase (decrease) in cash
  and cash equivalents                                     4,186         (1,402)

Cash and cash equivalents
  at beginning of year                                       760          2,162
                                                       ---------      ---------

Cash and cash equivalents
  at end of year                                       $   4,946      $     760
                                                       =========      =========

     The Company paid interest of approximately $562,100 and $325,600 in 1994 and 1993, respectively. In addition, the Company paid income taxes of approximately $4,400 and $15,300 in 1994 and 1993, respectively.

     In connection with the sale of the remaining 75% of the outstanding capital stock of Robmar, approximately $123,000 of TMC Group, Inc.'s liabilities were forgiven.


                       "See Independent Auditors' Report."

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                                 TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                For the year ended December 31, 1994 and for the
                      eight months ended December 31, 1993


Note 1 - Accounting Policies

     A summary of the major accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below:

Basis of Consolidation - The consolidated financial statements include the accounts of TMC Group, Inc. and its wholly-owned subsidiary Illuminations, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Nature of Business - TMC Group, Inc. (the "Company") is engaged in the manufacture and distribution of gift and novelty items with sales primarily to retail establishments. The Company is a wholly-owned subsidiary of Robmar Corporation ("Robmar").

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1994 and 1993, the Company had no cash equivalents. The Company maintains its cash at financial institutions in amounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable - The Company provides an allowance for doubtful accounts equal to estimated bad debt losses. The estimated losses are based on historical collection experience together with a review of the current status of the existing receivables.

Inventories - Inventories are valued at the lower of first-in, first out method
(FIFO) cost or market.

Inventories consisted of the following:

                                              1994                 1993
                                              ----                 ----

     Raw materials                        $ 1,159,345          $   999,542
     Finished goods                         1,157,266            1,799,969
                                          -----------          -----------
                                          $ 2,316,611          $ 2,799,511
                                          ===========          ===========

                                 TMC GROUP, INC.
                (A Wholly-Owned subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight months ended December 31, 1993


Note 1 - Accounting policies - Continued

     During the period ended December 31, 1993, the Company modified the way it estimates the amount of overhead costs allocated to inventory at year-end. This change in estimate resulted in an increase to the net loss for the period ended December 31, 1993, of approximately $250,000.

Property, Plant and Equipment - All property, plant and equipment are stated at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed in the year incurred.

Depreciation and Amortization - Depreciation and amortization are computed using the lives and methods noted below:

              Assets                           Years                Method
              ------                           -----                ------
        Buildings                               40              straight-line
        Equipment and vehicles                  5-7             straight-line
        Negatives, plates and dies              7               straight-line

Prepaid Catalog Cost - Included in prepaid expenses and other current assets are the costs incurred in conjunction with the design and production of marketing catalogs. These costs are deferred and amortized over the estimated revenue producing lives of the respective catalogs. Amortization periods range from six to twelve months with amortization commencing upon the mailing of the catalogs. Unamortized prepaid catalog costs were approximately $108,000 and $341,000 at December 31, 1994 and 1993, respectively.

Deferred Costs - Deferred costs consisting of deferred financing costs and miscellaneous patents and trademarks are being amortized over their estimated useful lives, 5 years and 14 years, respectively.

Fiscal Year - The Company changed its reporting period during 1993. Accordingly, the accompanying financial statements are for the year ended December 31, 1994 and for the eight months ended December 31, 1993.

Reclassification of Prior Year - Certain 1993 figures have been reclassified to conform with the 1994 presentation. There is no effect on previously reported net loss or accumulated deficit.

                                 TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight months ended December 31, 1993


Note 2 - Demand Note payable, Bank

     In 1993, the Company had an agreement with a bank to borrow up to $3,000,000 under a revolving credit facility with interest at the bank's prime rate plus 2% (an aggregate of 8% at December, 1993). Outstanding balances were collateralized by trade accounts receivable, inventories and other tangible assets of the Company. The note was subsequently refinanced in January, 1994, with another bank. The new credit facility is a $4,000,000 revolving demand loan, carrying interest at the bank's base rate plus 1.5% per annum (10% at December, 1994). Advances under this credit facility are limited under certain formulas contained in the agreement. The credit facility is secured by a first priority security interest in all corporate assets and is personally guaranteed (up to $500,000) by the President of the Company and a principal shareholder of AGP (see Note 6). The Company is in violation of certain of the financial performance and ratio covenants contained in the agreement. As of April 5, 1995, the bank has indicated its intention to issue a notice of default with no acceleration of payment of the note for at least 90 days.

Note 3 - Long-term Debt

     Long-term debt consists of the following:

                                                           1994          993
                                                           ----          ---

Promissory note, dated February 1, 1993, is
secured by a mortgage on certain real estate
situated in New Hampshire and assignment of rents,
if any, arising from the foregoing. The note is
being repaid in monthly installments of principal
and interest of approximately $40,300. Interest is
based on the prime rate established by Chase
Manhattan Bank (10.5% at December 31, 1994), with
the final principal payment due in February, 1998.     $ 3,449,007   $ 3,572,010

5% Small Business Administration note,
payable in monthly installments of $1,266.
During the year ended 1994, the note was
repaid.                                                       --          11,547
                                                       -----------   -----------
Balance forward                                        $ 3,449,007   $ 3,583,557
                                                       -----------   -----------

                                 TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight months ended December 31, 1993


Note 3 - Long-term Debt - Continued

                                                        1994             1993
                                                        ----             ----

Balance forward                                      $3,449,007       $3,583,557

Capitalized lease obligations
(see Note 4)                                             38,860           59,262
                                                     ----------       ----------
                                                      3,487,867        3,642,819
     Less current portion                               150,905          162,753
                                                     ----------       ----------
                                                     $3,336,962       $3,480,066
                                                     ==========       ==========

     The following is a schedule of approximate aggregate minimum principal amounts due under all long-term debt agreements:

     Year ending
     December 31,                                       Amount
     ------------                                       ------

        1995                                          $  150,900
        1996                                             158,800
        1997                                             158,200
        1998                                           3,020,000
                                                      ----------
        Total                                         $3,487,900
                                                      ==========

Note 4 - Capitalized Lease Obligations

     The Company leases equipment under a capital lease agreement. The future minimum lease payments under this agreement are as follow:

     Year ending
     December 31,                                      Amount
     ------------                                      ------

        1995                                          $ 25,408
        1996                                            16,938
                                                      --------
        Total minimum lease payments                    42,346
        Less amounts representing interest               3,486
                                                      --------
        Present value of net minimum
          lease payments                              $ 38,860
                                                      ========

     The cost and accumulated depreciation of equipment capital leases were $65,624 and $21,876, respectively, as of December 31, 1994.

                                TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


Note 5 - Commitments and Contingencies

     The Company leases certain equipment from unrelated parties under noncancellable operating lease agreements. Lease payments charged to operations totaled approximately $35,300 and $34,400 in 1994 and 1993, respectively.

     During 1993, the Company entered into a 6 year licensing agreement commencing during the 1995/1996 season, for the right to use 2 club seats in a preferred seating section of the New Boston Garden. Total fee obligations under this agreement are approximately $109,000. This agreement is subject to the substantial completion of the New Boston Garden by March, 1996.

     Minimum annual rental payments under the above leases are as follow:

     Year ending                                Licensing
     December 31,            Equipment          Agreement             Total
     ------------            ---------          ---------             -----

        1995                 $ 30,868           $  5,733            $  36,601
        1996                   16,332             17,587               33,919
        1997                   12,078             17,990               30,068
        1998                    4,428             18,409               22,837
        1999                    2,016             18,844               20,860
        Later years              --               19,297               19,297
                              -------           --------            ---------
                             $ 65,722           $ 97,860            $ 163,582
                             ========           ========            =========

     The Company leases to unrelated parties a portion of it buildings under cancellable operating leases. Rental income was approximately $160,000 and $115,867 for the periods ended December 31, 1994 and 1993, respectively (see
Note 13).

Note 6 - Stockholder's Equity

     In the event of liquidation, an initial distribution of up $4 per share will be made first to the holders of Common Class A stock. Amounts, if any, available for further distribution will then be shared pro rata between any Common Class A and B shareholders.

                                TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


Note 6 - Stockholder's Equity - Continued

     On January 3, 1994, AGP and Company, Inc. ("AGP"), a New York merchant banking firm that owned 25% of the outstanding capital stock of Robmar, acquired the remaining 75% of the outstanding capital stock of Robmar from the President of the Company. As a result of the transaction, the President of the Company is now a major shareholder of AGP. In connection with that sale, approximately $123,000 of TMC Group, Inc.'s liabilities were forgiven by AGP.

Note 7 - Fire Loss

     The Company suffered an inventory loss due to a warehouse fire in June, 1993. The Company has received approximately $207,000 and $251,000 in insurance proceeds to cover the damaged goods (which the Company estimates cost approximately $1,000,000) for the periods ended December 31, 1994 and 1993, respectively. Insurance claims for additional business interruption losses totaling approximately $100,000 remain open as of December 31, 1994.

Note 8 - Income Taxes

     Effective May 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 109 (FASB 109), Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

     The Company participates in a consolidated federal income tax return with its parent. Income tax expense/benefit is allocated to the Company based on the Company's share of consolidated taxable income or losses.

                                TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


Note 8 - Income Taxes - Continued

     The components of income tax expense are as follow for the periods ended:

                                                   1994                 1993
                                                   ----                 ----
     Current:
       Federal                                  $   --               $   --
       State                                     (11,119)              (4,500)
                                                --------             --------
                                                 (11,119)              (4,500)
                                                --------             --------
     Deferred:
       Federal                                      --                   --
       State                                        --                 32,287
                                                --------             --------
                                                    --                 32,287
                                                --------             --------

     Total                                      $(11,119)            $ 27,787
                                                ========             ========

     Deferred income taxes arise from differences in the timing of the recognition of certain expenses for financial statement and income tax reporting purposes. The principal sources of these differences as of December 31, 1994, were net operating loss carryforwards, inventory reserves, depreciation, bad debt reserves and other nondeductible accruals. The Company has established a valuation allowance for the net deferred tax asset of approximately $1,050,000 due to the uncertainty related to the realization of that asset. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     At December 31, 1994, the Company has net operating loss carryforwards of approximately $3,083,000 available to offset future taxable income. The carryforwards expire in the years 2003 to 2008.

Note 9 - Related Party Transaction

     On May 15, 1986, Robmar acquired the stock of the Company in a leveraged buyout. As part of the transaction, Robmar borrowed approximately $1,000,000 in cash from the previous stockholders. This debt was recorded on the books of Robmar.

                                TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


Note 9 - Related Party Transaction - Continued

     The debt of Robmar is subordinated to the demand note payable, bank, and the promissory note of the Company (see Notes 2 and 3). In accordance with the subordination agreement, payments on the Robmar debt to the former stockholders can only be made if the Company meets certain cash flow requirements. In the event that the cash flow requirements are met in the future and a debt payment is required, the Company will dividend the amount of the payments to Robmar. The unpaid balance of the note is due in July, 1997.

     At December 31, 1993, the Company's receivable from Robmar was accounted for as a contra-equity account.

Note 10 - Deferred Compensation

     The Company had compensation agreements with former officers. The estimated amounts of future payments to be made under these contracts were charged to expense over the periods of active employment which ended during 1985. During the periods ended December 31, 1994 and 1993, the Company made payments of approximately $19,100 and $48,500, respectively, plus interest under these agreements.

Note 11 - Profit Sharing Retirement Trust

     The Company has a profit sharing plan under section 401(k) of the Internal Revenue Code (IRC). The plan covers substantially all employees. Eligible employees are permitted to contribute a portion of their gross compensation based on prescribed IRS limits. The Company matching contribution is determined annually by the Board of Directors. These matching contributions vest to employees over a five year period. In addition to the above mentioned employer matching contributions, the Company will make an annual contribution in an amount to be determined by its Board of Directors. No contributions were made for 1994 or 1993.

                                TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


Note 12 - Management's Plans

     The Company's financial statements have been presented on the basis it will continue as a going concern. As noted in the accompanying consolidated financial statements, the Company has incurred a net loss of $165',305 and $691,373 in 1994 and 1993, respectively. As discussed in Note 2, the Company was in violation of certain bank debt covenants, and the bank has indicated its intention to issue a notice of default with no acceleration of payment of the note for at least 90 days.

     Management has developed plans to address these uncertainties. The plans call for, among other things, increasing revenues from expanded sales (see Note
13), monitoring and reducing operating expenditures, and decreasing expenses and debt by the sale of one of its two buildings (see Note 13). The ultimate success or failure of these plans can not be determined at this time.

Note 13 - Subsequent Events

     The Company entered into a new lease agreement with its existing tenant, effective January 1, 1995. The lease term is three years with an option to renew for an additional three years. Rent in the first year is $162,500, and $170,000 in each of the following two years. The tenant has an option to purchase the building and five acres of land for $1,500,000. The option is open through and expires after December 31, 1995.

     On January 18, 1995, the Company acquired certain assets and assumed certain liabilities of Nuage Flowers, Inc. for a total purchase price, including assumed liabilities, equal to $500,000. Allocation of the purchase price is as follows:

         Item                              Amount
         ----                              ------

     Fixed assets                        $  33,000
     Inventory                             392,760
     Receivables                            64,240
     Trademarks                              5,000
     Other assets                            5,000
                                         ---------
                                         $ 500,000
                                         =========

                                TMC GROUP, INC.
                (A Wholly-Owned Subsidiary of Robmar Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                For the year ended December 31, 1994 and for the
                      eight Months ended December 31, 1993


Note 13 - Subsequent Events - Continued

     The purchase price is payable as follows:

          Assumed trade payables                                $ 199,188
          Bank of New York, in
          exchange for its
          termination of its
          security interest in
          assets                                                  101,146
          Cash at closing                                         199,666
                                                                ---------
                                                                $ 500,000
                                                                =========

     In connection with this acquisition, the Company purchased certain patents for a total purchase price not to exceed $1,500,000 This portion of the purchase price shall be in the form of a royalty, the amount of which shall be determined and paid from net sales, as defined in the agreement. No royalties shall be accrued after December 31, 2001, even if royalties equal to the maximum purchase price have not been accrued as of December 31, 2001. Furthermore, the Company entered into an employment agreement with the seller for a period of five years commencing on the effective date. Compensation during the employment term shall be in the amount of $75,000 per annum.

     On February 9, 1995, AGP formed a wholly-owned subsidiary, Bridal Company, Inc. (Bridal), pursuant to the laws of the State of Delaware. Bridal operates as a manufacturing facility located in Puerto Rico. Bridal produces certain products for which the Company provides the necessary raw materials. The Company is responsible for all costs of Bridal.